Exhibit 4
Lock-up Agreement
April 2, 2020
National Storage Affiliates Trust
8400 East Prentice Avenue, 9th Floor
Greenwood Village, Colorado 80111

RE: Lock-up of Company Shares to be Issued in the SecurCare Merger
Ladies & Gentlemen:
National Storage Affiliates Trust (the “Company”) has issued to the undersigned 4,063,571 common shares of beneficial interest, par value $0.01 per shares (“Shares”) of the Company in connection with the closing of the merger of SecurCare Self Storage, Inc. ("SecurCare"), with and into NSA Holding Company I, LLC ("Merger Sub"), with Merger Sub surviving as a wholly owned subsidiary of the Company (the "SecurCare Merger"). Of these, 3,555,739 Shares reflect the undersigned's pro rata percentage of 99% of the total Shares attributable to the 6,769,083 OP Units in NSA OP, LP that SecurCare would have been entitled to receive upon conversion of all of its outstanding Series SC Class B OP Units and Class B DownREIT Units (the "Conversion Shares").
Annex A sets forth definitions for capitalized terms used in this letter agreement that are not defined in the body of this agreement. Those definitions are a part of this agreement.
In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during the Lock-up Period, the undersigned will not take the following actions without the prior written consent of the Company (which the Company may withhold in its sole discretion):
i. Sell or Offer to Sell any Lock-Up Shares owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, or
ii. enter into any Swap relating to any Lock-up Shares.
The foregoing restrictions shall not apply to the transfer of Lock-Up Shares (A) by bona fide gift or gifts, (B) by will or intestate succession to a Family Member, or (C) to a trust or family partnership whose beneficiaries or partners consist exclusively of one or more of the undersigned and/or a Family Member.
This letter agreement will terminate upon the earlier of (a) the mutual agreement of the parties, or (b) the end of the Lock-up Period.
The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Lock-Up Shares held by the undersigned except in compliance with the foregoing restrictions.
The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.
/s/ Arlen D. Nordhagen
Signature
Arlen D. Nordhagen
(Indicate capacity of person signing if
signing as custodian or trustee, or on behalf
of an entity)

Certain Defined Terms
Used in Lock-up Agreement
For purposes of the letter agreement to which this Annex A is attached and of which it is made a part:
•“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.
•“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
•“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships, regardless of their principal residence.
•“Lock-up Period” shall mean the period beginning on the date hereof and continuing through the close of trading on January 1, 2025.
•“Lock-up Shares” shall mean the applicable percentage of the Conversion Shares during the 12-month period commencing on January 1 of the years set forth below:

Period	Applicable Percentage
2020	100%
2021	80%
2022	60%
2023	40%
2024	20%
2025	0%

•“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.
•“Securities Act” shall mean the Securities Act of 1933, as amended.
•“Sell or Offer to Sell” shall mean to:
- sell, offer to sell, or contract to sell,
- effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position, or
- in any other way dispose of,
in each case whether effected directly or indirectly.
•“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Lock-Up Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.
Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this lock-up agreement.